The AES Corporation (the “Company”)
Power of Attorney
The undersigned, acting in the capacity or capacities stated opposite their respective names below, hereby constitute and appoint Gustavo Pimenta and Paul L. Freedman and each of them severally, the attorneys-in-fact of the undersigned with full power to them and each of them to sign for and in the name of the undersigned in the capacities indicated below the Company’s 2018 Annual Report on Form 10-K and any and all amendments and supplements thereto. This Power of Attorney may be executed in one or more counterparts, each of which together shall constitute one and the same instrument.

Name	Title	Date

/s/ Andrés Gluski	Principal Executive Officer and Director	February 22, 2019
Andrés Gluski

/s/ Charles L. Harrington	Director	February 22, 2019
Charles L. Harrington

/s/ Kristina M. Johnson	Director	February 22, 2019
Kristina M. Johnson

/s/ Tarun Khanna	Director	February 22, 2019
Tarun Khanna

/s/ Holly K. Koeppel	Director	February 22, 2019
Holly K. Koeppel

/s/ James H. Miller	Director	February 22, 2019
James H. Miller

/s/ John B. Morse, Jr.	Chairman and Lead Independent Director	February 22, 2019
John B. Morse, Jr.

/s/ Moises Naim	Director	February 22, 2019
Moises Naim

/s/ Alain Monié	Director	February 22, 2019
Alain Monié

/s/ Jeffrey Ubben	Director	February 22, 2019
Jeffrey Ubben